Exhibit 99.1

Contact: Corporate Communications
801.258.4556 / 435.634.3548

SkyWest Airlines Names Russell “Chip” Childs
New President and Chief Operating Officer

For Immediate Release

St. George, February 22, 2007 — SkyWest Airlines, a subsidiary of SkyWest, Inc., (NASDAQ: SKYW) announced today that the airline has named Russell “Chip” Childs as president and chief operating officer, as the company further positions itself as the preeminent regional carrier in the country. Childs will replace Ron Reber as President and COO. The transition begins immediately, and Childs will officially enter his new role April 2.

Childs came to SkyWest as senior director — controller in January 2001 and was named vice president - controller later that year. During his time at SkyWest, Childs has proven instrumental in the airline’s evolution as it has grown to become a part of the world’s largest regional airline alliance.

“Chip’s management of the airline’s partner carrier relationships, financial planning and internal controls have positioned him well to take on his new role as president of the airline,” said Jerry Atkin, SkyWest Inc. Chairman and CEO. “But most importantly, it’s Chip’s commitment to SkyWest’s people, coupled with his financial background, that will prove invaluable to the airline’s success. As SkyWest continues to grow, I’m confident Chip will successfully guide the airline into the next era.”

Childs has been integral in solidifying contracts and relationships with SkyWest’s major partners, Delta Air Lines and United Airlines; and played a significant role in SkyWest Inc.’s acquisition of Atlantic Southeast Airlines.

“During the years I’ve spent working with Chip, he has continually demonstrated leadership in the company,” said Brad Rich, SkyWest Inc. executive vice president and chief financial officer. “As a respected colleague, I support Chip one hundred percent in his new role. He’s done well balancing the hard and soft side of leadership, and I know he’ll continue to keep both pieces in balance.”

As president of the airline, Childs will be responsible for the airline’s operational, strategic and fiscal success. Managing nearly 10,000 employees and three major airline partnerships, Childs’ strategy, innovation and commitment to SkyWest’s people will be integral to the airline’s success.

Additionally, to aid in the transition, Reber will remain on staff at SkyWest in a new capacity and work on special projects for the airline. “I am confident that Chip will lead SkyWest and its employees forward as the airline continues to chart new territory,” explained Reber about his successor. “Chip is a no-nonsense, get-it-done kind of guy with grass-roots experience in various fields. I’m certain these attributes will serve him well at the helm of the airline,” he said.

Childs’ diverse work history ranges from construction and operating heavy equipment to various responsibilities in public accounting. He earned his bachelor’s degree in Economics and master’s degree in Accounting from Brigham Young University. Childs resides in St. George, Utah with his wife Jennifer, their three sons and a daughter.

SkyWest Airlines employs more than 10,000 people and serves a total of 137 cities in 37 states and five Canadian provinces with more than 1,600 daily departures system-wide.

This press release and information on SkyWest Airlines can be accessed at www.skywest.com/skywest/.

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